Exhibit 10.2

EXECUTION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into as of the 7th day of July 2008 (hereinafter referred to as the “Effective Date”), by and between AMEDISYS, INC., (hereinafter referred to as “Amedisys” or the “Company”), a Delaware corporation having its principal place of business at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816, and DAVID R. BUCEY (hereinafter referred to as “Bucey”), an individual of the full age of majority and capacity residing at [REDACTED].

RECITALS

WHEREAS, Amedisys owns, manages, and/or operates agencies and facilities for the provision of home health and hospice services (hereinafter referred to, along with such other businesses now or hereafter conducted or engaged in by Amedisys, as the “Business” or the “Services”), and

WHEREAS, Bucey has as of the Effective Date been hired by the Company as Senior Vice President, General Counsel and Corporate Secretary, in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the employment referenced herein, as well as other mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.	Employment; Position. Amedisys hereby employs Bucey as of the Effective Date in the position of Senior Vice President, General Counsel and Corporate Secretary and Bucey hereby accepts such employment, in accordance with the terms of this Agreement.

2.

Performance of Duties. Bucey shall report directly to the Company’s Chief Financial Officer or as the Chief Executive Officer should otherwise direct. Bucey’s principal place of employment shall be the corporate offices of the Company located in Baton Rouge, Louisiana. Bucey shall oversee the Company’s legal function and shall have such responsibilities and authorities and perform such duties as are customary for the general counsel and corporate secretary of a publicly held company similar in size and businesses as the Company as they exist from time to time and such other reasonable additional duties as may be prescribed from time to time by the Company’s Chief Financial Officer or Chief Executive Officer. Bucey’s responsibilities shall include, but shall not be limited to, oversight of the Company’s adherence to internal compliance and governmental and regulatory rules, regulations, and applicable Federal and State laws and the making of regular reports to the Board and committees thereof regarding same; providing legal advice to the Company concerning transactions and the Company’s dealings with employees, vendors, landlords, franchisees, joint venture partners, governmental agencies and other third parties; and retention and supervision of all outside counsel. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that (a) Bucey’s responsibilities shall not include oversight of the Company’s compliance with laws relating exclusively to the health care services industry (including, without limitation, laws relating to Medicare or Medicaid, the Stark laws and other similar anti-fraud, or anti-kickback laws, the Health Insurance Portability and Accountability Act (“HIPAA”), and any other federal and state laws which apply only to the health care services industry, and the Company’s compliance with any corporate integrity agreements (or similar agreements that may be entered into by it in the future), since that responsibility rests with the Company’s Chief Compliance Officer, and (b) notwithstanding that Bucey’s employment with the Company may start sooner, the parties agree that Bucey shall not undertake any matter that constitutes the practice of law in the State of Louisiana until such time as Bucey has been properly licensed as an in-house counsel in Louisiana in accordance with the applicable provisions of Louisiana law. Bucey and the Company shall work together diligently and in good faith to have Bucey licensed as an in-house counsel in Louisiana as promptly as reasonably possible.

3.	Devotion of Time. Bucey agrees to devote his full time and attention (except for periods of vacation or absence due to illness, and for reasonable community service activities) to the business affairs of the Company to the extent necessary to discharge his responsibilities hereunder and to use his reasonable best efforts to perform such responsibilities faithfully and efficiently.

4.	Term of Employment. This Agreement shall begin as of the Effective Date and shall continue until terminated either by Bucey, as set forth in Section 6.2 below, or by the Company, which termination shall be effective as provided herein. It is expressly understood by the parties that Bucey’s employment is employment-at-will and there is no guarantee of ongoing employment or employment for any specified term.

5.	Compensation and Benefits.

5.1.	Base Salary. In consideration of Bucey’s employment, the Company shall pay Bucey an annual salary in the amount of not less than $190,000 (as such annual salary may be annually adjusted, the “Base Salary”), which amount shall be subject to tax and other withholdings and payable in accordance with the Company’s regular payroll practices. Bucey will be entitled to receive Base Salary adjustments consistent with the Company’s policies applicable to its senior vice-presidents.

5.2.	Restricted Stock. Bucey shall be granted 5,000 shares of restricted common stock effective as of the Effective Date (with one-third of such shares vesting upon each of the third, fourth and fifth anniversaries of the Effective Date, if Bucey remains employed by the Company on the applicable anniversary date), and shall be eligible to receive additional grants of restricted stock annually, subject to the approval of the Board.

5.3.

Incentive Compensation and Benefit Programs. Bucey shall be eligible to participate in the Company’s annual incentive plan with a target award opportunity (“Target Bonus”) approved from year to year by the Board. The Target Bonus for the 2008 plan year shall be $60,000 and Bucey shall be eligible for 50% of the Target Bonus for the 2008 plan year in accordance with and subject to the terms of the Company’s incentive plan applicable to its senior vice- presidents. In addition, during his employment, Bucey shall be entitled to participate in other compensation, pension, and welfare benefit plans and programs of the Company as are made available to the Company’s senior vice-presidents or to its employees generally, as such plans and programs may be in effect from time to time, including without limitation, paid time off, deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to applicable eligibility requirements. The Company expressly retains the right to modify or terminate any such plans and programs in its sole discretion. In no case shall Bucey be awarded any options or stock appreciation rights with an exercise price less than 100% of Fair Market Value. For purposes of this Agreement, Fair Market Value shall be equal to the price of the Company’s stock on the date of grant of such award as determined pursuant to the related award.

5.4	Reimbursement of Expenses. The Company shall reimburse Bucey for all items of travel and other expenses reasonably and necessarily incurred by him in the course of his employment and for the benefit of the Company, subject to the limitations and requirements of the Company’s policy applicable to senior vice-presidents or to its employees generally.

6.	Termination of Employment. Bucey’s employment may be terminated at any time in accordance with, and subject to, the following terms and conditions:

6.1	Termination by Company. The Company shall have the right to terminate Bucey’s employment, with or without Cause (as defined below), at any time and subject to the sole discretion of the Company, subject only to the terms of this Agreement.

6.1.1	Termination of Employment for Cause. The Company may terminate Bucey’s employment if such termination is for “Cause”, which shall specifically include, but shall not be limited to the following occurrences:

a.	A material default or breach by Bucey of any of the provisions of this Agreement which is detrimental to the Company or the Business;

b.	Actions by Bucey constituting fraud, abuse, or embezzlement;

c.	Bucey’s intentionally furnishing materially false, misleading, or omissive information to the Company’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, or to the Board or any committee thereof (specifically including the Company’s Audit Committee and/or Compliance Committee);

d.	Actions of Bucey constituting a breach of the confidentiality of the Business and/or trade secrets of the Company;

e.	Violation by Bucey of the restrictive covenants contained in this Agreement; or

f.	Bucey’s willful failure to follow reasonable and lawful directives of the Company’s Chief Financial Officer or Chief Executive Officer, which are consistent with Bucey’s job responsibilities.

6.1.2	Effect of Termination of Employment for Cause. In the event that the Company terminates the employment of Bucey for Cause, Bucey shall cease to be an employee of Company and shall cease to have any power or authority of his position as of the effective date of the termination. In such event, Bucey shall be entitled to and his sole remedies shall be: (i) his then current Base Salary through the date of the termination of his employment, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his termination of employment; and (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company. Bucey shall not be entitled to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated and shall not be entitled to receive Severance Compensation (as hereafter defined) as set forth in Section 6.3 below or any other additional compensation of any kind. Notwithstanding the foregoing, in the event that Bucey is terminated for Cause, Bucey shall nonetheless remain bound by the provisions of Sections 8 and 9 of this Agreement, and shall continue to abide by the restrictions thereof for the duration provided therein.

6.1.3	Termination of Employment Without Cause; Effect. In the event that the Company terminates the employment of Bucey without Cause (meaning his employment is terminated by the Company for any reason other than Cause or due to death or disability), Bucey shall cease to be an employee of Company and shall cease to have any power or authority of his position as of the effective date of the termination. In such event, Bucey shall be entitled to and his sole remedies shall be: (i) his then current Base Salary through the date of the termination of his employment, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his termination of employment; (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company and (iv) Severance Compensation as set forth in Section 6.3. Bucey shall not be entitled to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated. Bucey shall remain bound by the provisions of Sections 8 and 9 of this Agreement, and shall continue to abide by the restrictions thereof for the duration provided therein.

6.1.4

Termination Due to Death or Disability. The employment of Bucey shall terminate on the date of his death or upon notice of termination of employment by the Company due to Disability (as defined below). In the event Bucey’s employment with the Company is terminated due to his death or Disability, Bucey, or his estate or beneficiaries, as the case may be, shall be entitled to, and the sole remedies under this Agreement shall be: (i) his then current Base Salary through the date of the death or notice of termination due to Disability, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his death or Disability; and (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company. Bucey, or his estate or beneficiaries, as the case may be, will be ineligible to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated due to death or Disability and shall not be entitled to receive Severance Compensation as set forth in Section 6.3 below or any other additional compensation of any kind. For purposes of this Agreement, the term “Disability” means Bucey’s inability to perform his responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months.

6.2

Termination of Employment by Bucey. Pursuant to this Section 6.2, Bucey may terminate his employment with Company upon ninety (90) days advance written notice to the Company. Such notice shall set forth in sufficient detail for the Company to understand the nature of the facts underlying said termination. In such event, Bucey shall cease to be an employee of Company and shall cease to have any power or authority of his position as of the effective date of termination (i.e., ninety days following submission of notice) or such earlier time as the Company may elect in its sole discretion. Upon termination of employment by Bucey, he shall be entitled to and his sole remedies shall be: (i) his then current Base Salary through the date of the termination of his employment, which shall be paid in a single lump sum not later than 15 days following his termination of employment; (ii) any incentive awards earned but not yet paid (if any), which shall be paid in a single lump sum not later than 15 days following his termination of employment; and (iii) other or additional benefits then due and earned in accordance with applicable plans or programs of the Company. Bucey shall not be entitled to participate in any incentive awards for the year (or other applicable incentive award plan period) in which he is terminated and shall not be entitled to receive Severance Compensation as set forth in Section 6.3 below or any other compensation of any kind. Bucey shall remain bound by the provisions of Sections 8 and 9 of this Agreement, and shall continue to abide by the restrictions thereof for the duration provided therein. Notwithstanding the foregoing, in the event that Bucey terminates his employment with the Company for Good Reason, the termination will be treated as a termination by the Company without Cause and Bucey will be entitled to the remedies set forth in Section 6.1.3. “Good Reason” means the occurrence of any of the following circumstances without Bucey’s express prior written consent: (a) a material reduction in Base Salary; (b) a relocation of corporate offices of the Company outside a 50-mile radius of Baton Rouge, Louisiana, (c) a material diminution of Bucey’s authority, responsibility or duties, or (d) any action or inaction which causes a material breach by the Company of its obligations under this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless Bucey provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, and the Company is provided at least 30 days to cure the condition.

6.3	Severance Compensation. In the event that the Company agrees or is obligated (pursuant to Sections 6.1.3 or 6.2 (termination with Good Reason)) to provide Severance Compensation, the Company shall pay Bucey an amount equal to twelve (12) months of his then current monthly Base Salary, less tax and other withholdings (the “Severance Compensation”), payable by the Company via regularly scheduled payroll distributions, beginning upon the first regular payday following the termination, until the entire severance amount due Bucey is paid in full. Notwithstanding the foregoing, in the event of the issuance of a final, unappealable order to the effect that Bucey has breached Section 8 or Section 9 of this Agreement (a “Final Order of Material Breach”), Bucey shall not be entitled to any Severance Compensation. Should, for any reason, Bucey refuse or fail to timely execute the Release as presented to him by the Company (which shall be identical to or substantially similar to the Release attached hereto as Attachment 6.3) Bucey shall be deemed to have foregone the entirety of the Severance Compensation otherwise due or offered to him, and Bucey shall not be entitled to any further Severance Compensation from the Company.

6.4	Section 409A Specified Employee. If Bucey is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to Sections 6.1.3 or 6.2 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 6.4 result in a delay of payments to Bucey, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A of the Code (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 6.4 provided that any amounts that would have been payable earlier but for application of this Section 6.4 shall be paid in a lump-sum on the 409A Payment Date.

7.	Representations by Bucey. Bucey hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of present or past physical or mental conditions that would cause him not to be able to perform his duties hereunder. Bucey further represents to the Company that he has never been convicted of any criminal offense or found (either through adjudication or settlement) civilly liable for any violation of any federal or state health care fraud or abuse law. Bucey further represents to the Company that he has not been sanctioned, excluded, debarred, suspended, or otherwise prohibited from participation in a federal health care program pursuant to the provisions of 42 U.S.C. § 1320a et seq., or from the practice of law in any jurisdiction, and that, to his knowledge, there is no reason to believe that he will not be admitted to practice law in the State of Louisiana as an in-house counsel.

8.	Confidentiality, Return of Company Materials, Non-Disclosure, Cooperation with Litigation and Non-Disparagement

8.1	Confidentiality. Bucey shall not, during his employment with the Company or at any time thereafter, make use of or divulge, disclose, communicate, furnish, distribute, or make available or accessible to anyone, without the Company’s prior written consent, any Confidential Information (as defined below) except in the performance of his duties or when required to do so by legal process that orders him to divulge such information. In the event he is so ordered, he shall give prompt written notice to the Company in order to allow the Company to object to such order. “Confidential Information” shall mean (i) all proprietary information concerning the business of the Company or any subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Bucey or (B) regarding the Company’s business or industry properly acquired in the course of his career in the Company’s industry and that is not proprietary to the Company. For this purpose, information known or available generally within the trade or industry of the Company or any subsidiary shall be deemed to be known or available to the public.

8.2	Ownership of Information. Bucey recognizes that any and all Confidential Information and copies or reproductions or portions thereof, relating to the Company’s operations and activities made or received by Bucey in the course of his employment are and shall be the exclusive property of the Company, and Bucey holds and uses same as trustee and a fiduciary for the Company and, at all times, subject to the Company’s sole control; and Bucey will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such Confidential Information, and/or any portion(s) thereof, which if lost or used by Bucey outside the scope of his employment, could cause irreparable and continuing injury to the Company and its Business for which there may not be an adequate remedy at law, and for which the Company is entitled to secure the relief afforded in Section 10, in addition to any other right or remedy available under law, equity, or this Agreement. Accordingly, Bucey acknowledges that compliance with the provisions of this Section 8 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

8.3	Confidentiality of the Agreement. During his employment with the Company and thereafter, Bucey shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information, and any disclosure that may be necessary in connection with enforcement of this Agreement.

8.4	Post-Employment Cooperation. Bucey agrees to cooperate with the Company, during his employment with the Company and thereafter (including following his termination of employment for any reason), by making himself reasonably available to testify truthfully on behalf of the Company or any subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary, in all reasonable respects in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Bucey, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

8.5	Non-Disparagement of the Company. Bucey agrees that, during his employment with the Company and thereafter (including following his termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Bucey from making truthful statements or disclosures (a) that are required by applicable law, regulation, or legal process, (b) in connection with the enforcement of this Agreement, or (c) to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information

8.6	HIPAA Confidentiality Agreement. Simultaneously with his execution hereof, Bucey shall execute a separate HIPAA Confidentiality Agreement, which shall be expressly incorporated herewith as Attachment 8.6 hereto.

9.	Restrictive Covenants

9.1	Non-Solicitation /Non-Tamper/Non-Competition Covenants. As an inducement to cause the Company to enter into this Agreement, and for all consideration contained herein and afforded hereby, Bucey covenants and agrees that during his employment and for a period of twenty-four (24) months after he ceases to be employed by the Company (or for Section 9.1.3(b) such shorter period specified thereunder), regardless of the manner or cause of termination:

9.1.1	Solicitation of Business. He will not initiate any contact with, call upon, solicit business from, sell or render services to any client, referral source, or patient of the Business or any Company affiliate within the area in which such conducts business, a descriptive list of which is included as Attachment 9.1.1 hereto, which is attached hereto and expressly incorporated herein (hereinafter referred to as “Restricted Areas”), for or on behalf of himself or any business, firm, proprietorship, corporation, partnership, limited liability company, company, association, entity, or venture primarily engaged in the business of providing in-home nursing health care services and/or hospice care, which is a similar business to the Business (hereinafter referred to as a “Competing Business”), and Bucey shall not directly or indirectly aid, assist, or consult with any other person, firm, or organization to do any of the aforesaid acts. The parties acknowledge that the Business is rapidly expanding, and it is the parties’ intent that Bucey’s responsibilities extend to the entirety of the service area in which Amedisys conducts business; and in order to prevent ongoing, repetitious amendments to this Agreement solely for the purpose of updating the Restricted Area, the parties agree that the Restricted Area, inclusive of Attachment 9.1.1 shall be self-amending to include all counties and States in which the Company conducts business at any time during Bucey’s tenure with the Company, and in no event shall such Restricted Area be less than that contained in Attachment 9.1.1. In the event Company’s service area extends into counties and/or States beyond those specifically denominated in Attachment 9.1.1, the parties intend and agree that Bucey’s continued employment thereafter shall serve as the parties’ constructive acceptance of an amendment to the Restricted Area.

9.1.2.	Solicitation of Employees. He will not directly or indirectly, as principal, agent, owner, partner, stockholder, member, officer, director, employee, independent contractor, representative, or consultant of any Competing Business, or in any individual or representative capacity hire or solicit, directly or indirectly, or cause (an)other(s) to hire or solicit, directly or indirectly, the employment of any officer, agent, employee (inclusive of Account Executive, Account Manager, Senior Account Executive, Senior Account Manager, Director of Business Development, Area Vice President of Business Development, or other sales persons, clinical staff, office staff, or corporate personnel) of the Company, the Business, or any Company subsidiary or other affiliate, for the purpose of causing said individual(s) to terminate employment with the Company, the Business, or any Company subsidiary or other affiliate, and be employed by such Competing Business.

9.1.3.

Employment Covenant. (a) He will not accept, engage, or commence employment with, or consult, contract or otherwise provide services (other than services as outside counsel but subject to Section 8 of this

Agreement) to, any Competing Business within the Restricted Areas, and (b) during his employment, and for a period of six (6) months after he ceases to be employed by the Company, he will not accept, engage, or commence any services as outside counsel to any Competing Business.

9.1.4.	Acknowledgment. Bucey acknowledges, represents, and agrees that the restrictions in this Section 9.1 do not and will not preclude him from earning a livelihood.

9.2	Material Violation. A material violation of Sections 8 or 9 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company’s remedies contained in Section 10 herein. Bucey acknowledges, represents, and agrees that proof of such personal solicitation by Bucey of any employee, client, referral source, or patient shall constitute absolute and conclusive evidence that Bucey has substantially and materially breached the provisions of this Agreement.

9.3	Covenants. It is understood by and between the parties that the foregoing covenants set forth in Sections 8 and 9 are essential elements of this Agreement, and that, but for the agreement of Bucey to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by Bucey shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Bucey may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

10.	Remedies. Bucey hereby acknowledges, covenants, and agrees that in the event of a default or breach by Bucey of Sections 8 or 9 of this Agreement, in addition to any other remedy set forth herein:

10.1	Specific Performance; Waiver of Severance Payments. The Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. Bucey agrees that in the event of a violation or a breach of Sections 8 or 9 of this Agreement by Bucey, in addition to any other remedies available to it, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without the requirement to prove irreparable harm or the inadequacy of any remedy at law. Bucey hereby waives the requirement to post a bond or other security, and acknowledges that the Company shall also be entitled to any other equitable relief the court deems proper. Further, in the event of the issuance of a Final Order of Material Breach (a), Bucey shall return to the Company, in cash, within five days of demand therefor, any Severance Compensation already paid to him at the time of said breach, and all of his rights to receive any portion of his Severance Compensation not already paid to him shall immediately terminate, and (b) the unexercised portion of any stock option, whether or not vested, will be immediately forfeited and canceled.

10.2	Remedies Cumulative. Any and all of the Company’s remedies described in this Agreement shall not be exclusive, both as among themselves and as applied with other modes of legal redress, and shall be in addition to any and all other remedies which the Company may have at law, contract, or in equity, including, but not limited to, the right to monetary damages.

10.3	Attorneys’ Fees. In the event of the issuance of a Final Order of Material Breach, in addition to any other remedy afforded in law and equity, the Company shall be entitled to recover from Bucey its attorneys’ fees and costs, including any attorneys’ fees and costs incurred on appeal.

10.4	Tolling. In the event Bucey breaches the covenants contained in Section 9, Bucey hereby agrees that the time period(s) during which said breach occurs shall be tolled and shall cease to run during any violation of any such covenant. Further, Bucey agrees that in computing the time period(s) of any restrictive covenant contained in this Agreement, the period between the commencement and cessation of violations of these covenants shall not be counted.

11.	Severability/Savings Clause. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. Specifically, but without limitation, if any court of competent and proper jurisdiction finds that any portion of Sections 8 or 9 of this Agreement is overly broad or otherwise unenforceable, for any reason whatsoever, then it is hereby agreed that this Agreement shall be reduced and/or amended so as to render it enforceable to the fullest extent allowable under the applicable law, and that any court of competent jurisdiction shall have the power to alter the scope of any provision herein in order that said provision would be made legal and enforceable upon the effectiveness of said alteration. Further, all parties hereby agree that such revisions and alterations shall be effective and binding as if they were in existence as of the Effective Date and continuously thereafter.

12.	Successors/Assigns

12.1	Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. For purposes of this Agreement, the term “successor” of Company shall include any person or entity that, whether directly or indirectly, and/or whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls: (i) all or substantially all of the assets of Company; or (ii) more than fifty percent (50%) of the total voting capital stock of the Company.

12.2	Assignment. This Agreement shall be non-assignable by either Company or Bucey without the written consent of the other party, it being understood that the obligations and performance of this Agreement are entirely and wholly personal in nature.

13.	Resolution of Disputes. In the event that either party to this Agreement has any claim, right or cause of action against the other party to this Agreement, which the parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 13.

(a)	The party claiming a cause of action or breach of this Agreement shall first provide the other party with written notice of the breach. If the breach is not remedied within 15 days of said notice, the party claiming the breach may request arbitration by serving upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified party or parties fail to make a selection upon notice within the time period specified, the party asserting such claim will appoint an arbitrator on behalf of the notified party. In the event that the first two arbitrators selected fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the parties to the controversy, be appointed by any judge of the United States District Court for the Middle District of Louisiana.

(b)

Each party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or, should such remaining arbitrators so determine, any judge of the United States District Court for the Middle District of Louisiana shall select a replacement arbitrator. The procedure set forth in this Section for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

(c)	The parties agree that any arbitration shall be kept confidential and any element of same (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitration panel, the parties, their counsel and any person necessary to the conduct of the arbitration, except as may be required in proceedings to compel or enforce arbitration proceedings hereunder, if any, or in order to satisfy disclosure obligations imposed by law or regulation or by any regulatory authority, including the United States Securities and Exchange Commission and any applicable stock exchange.

(d)	The arbitral award may include an award of costs, including reasonable attorneys’ fees and disbursements. Absent such an award, each party shall be responsible in equal amounts for paying the cost of the arbitrators as well as the other costs of the arbitration, and each party shall be responsible for payment of the fees and expenses of its own counsel.

(e)	Notwithstanding any other provisions of this Section 13, in the event that a Party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the party or parties asserting such claim, right or cause of action will have no obligations under this Section 13 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 13 will limit or restrict the ability of any Party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

(f)	Notwithstanding any other provisions of this Section 13, if the Company is seeking injunctive or other equitable relief from a dispute arising under or in connection with Sections 8 or 9, the arbitration requirements of this Section 13 shall not apply.

(g)	Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Baton Rouge, Louisiana, and the Parties hereto consent to the venue and jurisdiction of such courts.

14.	Miscellaneous Provisions

14.1	Amendment. No amendment, waiver, or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

14.2	Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

14.3	Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

14.4	Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same.

14.5	Prior Agreements. This Agreement and the attachments hereto contain the entire understanding of the parties covering the subject matter hereof and supersedes and replaces all prior agreements, understandings, discussions and negotiations, whether written or oral, between the parties hereto dealing with the subject matter hereof.

14.6	Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana. Subject to Section 13, the parties stipulate and agree that venue and jurisdiction for any controversies, disputes, or legal proceedings involving or arising out of this Agreement shall be proper in the Nineteenth Judicial District Court in the Parish of East Baton Rouge, State of Louisiana or the United States District Court for the Middle District of Louisiana.

14.7	Execution. It is the intention of the parties hereto that this Agreement will not be valid and binding upon the parties hereto until such time as this Agreement is executed by both parties in accordance herewith. This Agreement may be executed in counterparts.

14.8	Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Bucey’s employment to the extent necessary to preserve the intended rights and obligations.

14.9	Notices. Any notices required to be given under this Agreement shall be in writing, and delivered or mailed, and if mailed, postage prepaid, certified, return receipt requested and addressed to the Company and to Bucey at the addresses set forth below, or such other addresses as the Parties may from time to time hereafter designate in writing, such notices to be effective upon receipt by the party to whom such notice is addressed:

If to the Company:	AMEDISYS, INC.
5959 South Sherwood Forest Boulevard,
Baton Rouge, Louisiana, 70816
Attention: Chief Executive Officer

If to Bucey:	David R. Bucey, Esq.
[REDACTED]

IN WITNESS WHEREOF, the parties have signed and executed this Agreement as of the day and year first written hereinabove.

AMEDISYS, INC.:		BUCEY

By:	/S/ Larry R. Graham	/S/ David R. Bucey
	Larry R. Graham	David R. Bucey, Esq.
President and Chief Operating Officer

Attachment 9.1.1

RESTRICTED AREA

Alabama Counties

Autauga	Baldwin	Barbour	Bibb	Blount	Bullock	Butler
Calhoun	Chambers	Cherokee	Chilton	Choctaw	Clarke	Clay
Cleburne	Coffee	Conecuh	Coosa	Covington	Crenshaw	Cullman
Dale	Dallas	DeKalb	Elmore	Escambia	Etowah	Fayette
Geneva	Greene	Hale	Henry	Houston	Jackson	Jefferson
Lamar	Lee	Limestone	Lowndes	Macon	Madison	Marengo
Marion	Marshall	Mobile	Monroe	Montgomery	Morgan	Perry
Pickens	Pike	Randolph	Russell	Shelby	St. Clair	Sumter
Talladega	Tallapoosa	Tuscaloosa	Walker	Washington	Wilcox	Winston

Arkansas Counties

Cleburne	Crawford	Faulkner	Franklin	Independence	Jackson	Johnson
Logan	Lonoke	Prairie	Sebastian	Washington	White	Woodruff

Arizona Counties

Maricopa	Penal

Florida Counties

Alachua	Baker	Bay	Bradford	Brevard	Broward	Calhoun
Charlotte	Citrus	Clay	Collier	Columbia	DeSoto	Dixie
Duval	Escambia	Flagler	Franklin	Gadsden	Gilchrist	Glades
Gulf	Hamilton	Hardee	Hendry	Hernando	Highlands	Hillsborough
Holmes	Indian River	Jackson	Jefferson	Lafayette	Lake	Lee
Leon	Levy	Liberty	Madison	Manatee	Marion	Martin
Miami-Dade	Nassau	Okaloosa	Okeechobee	Orange	Osceola	Palm Beach
Pasco	Pinellas	Polk	Putnam	Santa Rosa	Sarasota	Seminole
St. Johns	St. Lucie	Sumter	Suwannee	Taylor	Union	Volusia
Wakulla	Walton	Washington

Georgia Counties

Baldwin	Banks	Barrow	Bartow	Bibb	Butts	Carroll
Catoosa	Chattooga	Cherokee	Clarke	Clayton	Cobb	Columbia
Coweta	Crawford	Dade	Dawson	DeKalb	Douglas	Elbert
Fannin	Fayette	Floyd	Forsyth	Franklin	Fulton	Gilmer
Gordon	Greene	Gwinnett	Habersham	Hall	Hart	Heard
Henry	Jackson	Jasper	Jones	Lamar	Lowndes	Lumpkin
Madison	Meriwether	Monroe	Morgan	Murray	Muscogee	Newton
Oconee	Oglethorpe	Paulding	Pickens	Pike	Polk	Pulaski
Putnam	Rabun	Richmond	Rockdale	Schley	Spalding	Stephens
Taylor	Towns	Troup	Union	Upson	Walker	Walton
White	Whitfield	Wilkinson

Illinois Counties

Boone	Cook	DeKalb	DuPage	Edwards	Ford	Gallatin
Grundy	Hamilton	Hardin	Iroquois	Kankakee	Kane	Kendall
Lake	Lawrence	McHenry	Richland	Saline	Wabash	Wayne
White	Will

Attachment 9.1.1 – Page 1

Indiana Counties

Adams	Allen	Bartholomew	Blackford	Boone	Brown	Clark
Clay	Crawford	Davies	Dekalb	Delaware	Dubois	Elkhart
Floyd	Gibson	Grant	Greene	Hancock	Hamilton	Harrison
Hendricks	Henry	Jackson	Jasper	Jay	Jefferson	Jennings
Johnson	Knox	Kosciusko	LaGrange	Lake	LaPorte	Lawrence
Madison	Marion	Martin	Monroe	Morgan	Newton	Noble
Orange	Owen	Perry	Pike	Porter	Posey	Pulaski
Putman	Randolph	Scott	Shelby	Spencer	Starke	Steuben
Sullivan	Vanderburgh	Vigo	Wabash	Warrick	Washington	Wayne
Wells	Whitley

Kentucky Counties

Anderson	Bath	Boone	Bullitt	Campbell	Clark	Fayette
Henry	Jefferson	Jessamine	Kenton	Menifee	Montgomery	Oldham
Scott	Shelby	Spencer	Trimble	Woodford

Louisiana Parishes

Acadia	Allen	Ascension	Assumption	Avoyelles	Beauregard	Caldwell
Carroll	Catahoula	Claiborne	Concordia	E. Baton Rouge	East Bienville	East Feliciana
Evangeline	Franklin	Grant	Iberia	Iberville	Jackson	Jefferson
Jefferson Davis	Lafayette	Lafourche	LaSalle	Lincoln	Livingston	NE Winn
North LaSalle	North St. Martin	NW Madison	NW Tensas	Morehouse	Natchitoches	Orleans
Ouachita	Plaquemines	Point Coupee	Rapides	Richland	St. Bernard	St. Charles
St. Helena	St. James	St. John	St. John the Baptist		St. Landry	St. Martin
St. Mary	St. Tammany	Tangipahoa	Tensas	Terrebonne	Union	Vermillion
Vernon	Washington	W. Baton Rouge	West Carroll	West Feliciana
West Iberia	Winn

Maryland Counties

Anne Arundel	Baltimore	Baltimore City	Carroll	Harford	Howard	Prince George’s

Michigan Counties

Genessee	LaPeer	Livingston	McComb	Monroe	Oakland	St. Clair
Washtenaw	Wayne

Mississippi Counties

Claiborne	Copiah	Covington	Forrest	George	Hinds	Issaquena
Jackson	Jasper	Jefferson	Jefferson Davis	Jones	Hancock	Harrison
Lamar	Lawrence	Marion	Pearl River	Perry	Sharkey	Simpson
Smith	Stone	Walthall	Warren	Wayne	Yazoo

Missouri Counties

Barton	Christian	Crawford	Dade	Dallas	Franklin	Greene
Iron	Jasper	Jefferson	Lawrence	Madison	Newton	Polk
St. Charles	St. Francois	St. Louis	St. Louis (City)	Ste. Genevieve	Warren	Washington
Webster

North Carolina Counties

Alamance	Cabarrus	Caswell	Chatham	Cumberland	Davidson	Davie
Durham	Forsyth	Franklin	Granville	Guilford	Harnett	Hoke
Iredell	Johnston	Lee	Moore	Nash	Orange	Person
Randolph	Robeson	Rockingham	Rowan	Sampson	Stokes	Surry
Vance	Wake	Yadkin

Attachment 9.1.1 – Page 2

Ohio Counties

Butler	Champaign	Clark	Clermont	Clinton	Darke	Fayette
Franklin	Fulton	Greene	Hamilton	Logan	Lucas	Madison
Miami	Montgomery	Ottawa	Pickaway	Preble	Ross	Shelby
Union	Warren	Wood

Oklahoma Counties

Adair	Alfalfa	Atoka	Blaine	Bryan	Caddo	Canadian
Carter	Cherokee	Choctaw	Cleveland	Coal	Comanche	Cotton
Craig	Creek	Delaware	Garfield	Garvin	Grady	Grant
Haskell	Hughes	Jackson	Jefferson	Johnston	Kay	Kershaw
Kingfisher	Kiowa	Latimer	Leflore	Lincoln	Logan	Love
Major	Marshall	Mayes	McClain	McCurtain	McIntosh	Murray
Muskogee	Noble	Nowata	Okfuskee	Oklahoma	Okmulgee	Osage
Ottawa	Pawnee	Payne	Pittsburg	Pontotoc	Pottawatomie	Pushmataha
Rogers	Seminole	Sequoyah	Stephens	Tillman	Tulsa	Wagoner
Washington	Washita	Woods

Pennsylvania Counties

Lancaster

South Carolina Counties

Abbeville	Beaufort	Berkley	Calhoun	Charleston	Colleton	Dorchester
Edgefield	Fairfield	Georgetown	Greenville	Greenwood	Hampton	Horry
Jasper	Kershaw	Laurens	Lee	Lexington	Newberry	Orangeburg
Richland	Sumter	Williamsburg

Tennessee Counties

Anderson	Bedford	Benton	Bledsoe	Blount	Bradley	Campbell
Cannon	Carroll	Carter	Cheatham	Chester	Claiborne	Clay
Cocke	Coffee	Crockett	Cumberland	Davidson	Decatur	DeKalb
Dickson	Dyer	Fayette	Fentress	Franklin	Gibson	Giles
Grainger	Greene	Grundy	Hamblen	Hamilton	Hancock	Hardeman
Hardin	Hawkins	Haywood	Henderson	Henry	Hickman	Houston
Humphreys	Jackson	Jefferson	Johnson	Knox	Lauderdale	Lawrence
Lewis	Lincoln	Loudon	Macon	Madison	Marion	Marshall
Maury	McMinn	McNairy	Meigs	Monroe	Montgomery	Moore
Morgan	Obion	Overton	Pickett	Polk	Putnam	Rhea
Roane	Robertson	Rutherford	Scott	Sevier	Sequatchie	Shelby
Smith	Stewart	Sullivan	Sumner	Tipton	Trousdale	Unicoi
Union	Van Buren	Warren	Washington	Weakley	White	Williamson
Wilson

Texas Counties

Aransas	Atascosa	Bandera	Bee	Bexar	Brazoria	Brazos
Brooks	Calhoun	Chambers	Collin	Comal	Cooke	Dallas
Delta	Denton	DeWitt	Duval	Ellis	Fannin	Fort Bend
Galveston	Goliad	Gonzales	Grayson	Grimes	Guadalupe	Hardin
Harris	Henderson	Hill	Hood	Hopkins	Houston	Hunt
Jackson	Jasper	Jefferson	Jim Hogg	Jim Wells	Johnson	Karnes
Kaufman	Kendall	Kennedy	Kleberg	Lasalle	Lavaca	Leon
Liberty	Live Oak	Madison	McMullen	Medina	Montague	Montgomery
Newton	Nueces	Parker	Polk	Rains	Refugio	Rockwall
San Jacinto	San Patricio	Tarrant	Trinity	Van Zandt	Walker	Waller
Washington	Webb	Wharton	Wilson	Wise

Attachment 9.1.1 – Page 3

Virginia Counties

Albemarle	Alexandria	Alleghany	Amelia	Amherst	Appomattox	Arlington
Augusta	Bedford	Bedford City	Bland	Boutetourt	Brunswick	Buchanan
Buckingham	Buena Vista City	Bristol (City)	Campbell	Caroline	Carroll
Charles City	Charlotte	Charlottesville City		Chesapeake (City)		Chesterfield
Colonial Heights	Covington (City)	Craig	Culpepper	Cumberland	Danville (City)
Dickinson	Dinwiddie	Essex	Fairfax	Fairfax (City)	Falls Church	Fauquier
Fluvanna	Floyd	Franklin (City)	Fredericksburg City		Galax (City)	Giles
Gloucester	Goochland	Grayson	Greene	Greensville	Halifax	Hampton (City)
Hanover	Henrico	Henry	Hopewell	Isle of Wight	James City	King and Queen
King George	King William	Lee	Lexington	Loudoun	Louisa	Lunenburg
Lynchburg City	Madison	Manassas	Manassas Park	Martinsville (City)		Mathews
Mecklenburg	Montgomery	Nelson	New Kent	Newport News (City)		Norfolk
Norfolk (City)	Norton	Nottoway	Orange	Patrick	Petersburg (City)
Pittsylvania	Poquoson (City)	Portsmouth (City)		Powhatan	Prince Edward	Prince George
Prince William	Pulaski	Radford (City)	Richmond City	Roanoke	Rockbridge	Russell
Salem (City)	Scott	Smyth	Spotsylvania	Stafford	Staunton City	Suffolk (City)
Surry	Sussex	Tazewell	Virginia Beach (City)		Washington	Waynesboro City
Westmoreland	Williamsburg City		Wise	Wythe	York

West Virginia Counties

Boone	Cabell	Calhoun	Clay	Fayette	Greenbrier	Jackson
Kanawha	Lincoln	Mason	Monroe	Nicholas	Putnam	Raleigh
Roane	Summers

Attachment 9.1.1 – Page 4

Attachment 8.6:

HIPAA CONFIDENTIALITY AGREEMENT

See Next Page

- Remainder of Page Left Intentionally Blank -

CONFIDENTIALITY COVENANT

I acknowledge that I am aware of and understand the corporate policies of Amedisys regarding the security of personal health information including the policies and procedures relating to the use, collection, disclosure, storage, and destruction of protected health information.

In consideration of my employment or association with Amedisys and as an integral part of the terms and conditions of my employment or association, I hereby covenant, warrant, and agree that I shall not at any time, during my employment, contract, association, or appointment with Amedisys or after the cessation of such employment, contract, association, or appointment, access or use protected health information except as may be required in the course and scope of my duties and responsibilities and in accordance with applicable law and corporate and departmental policies governing the proper use and release of protected health information.

I fully understand and acknowledge that my obligations outlined hereinabove will continue even after the termination of my employment, contract, association, or appointment with Amedisys.

I also understand that the unauthorized use or disclosure of protected health information shall result in Company disciplinary action up to and including termination of my employment, contract, association, or appointment, the institution of legal action pursuant to applicable state or federal laws, and a report to my professional regulatory body.

I further acknowledge that by virtue of my employment, contract, association, or appointment with Amedisys, that I may be afforded access to Confidential Company Information concerning the business and practices of Amedisys, which shall specifically include, but shall not be limited to inventions and improvements, ideas, plans, processes, financial information, techniques, technology, trade secrets, patient lists, manuals, disease state management protocols, and/or other information developed, in the possession of, or acquired by or on behalf of Amedisys, which relates to or affects any aspect of Amedisys’ business and affairs (“Confidential Company Information”). I hereby agree that I will not use, disclose, or distribute Confidential Company Information and/or information derived therefrom except for the exclusive benefit of Amedisys.

I understand, acknowledge, and agree that nothing contained herein shall be deemed or regarded as an employment contract or any other guarantee of employment, and shall not otherwise alter or affect my status as an at-will employee (or where applicable, independent contractor) of the Company.

EXECUTED, this                      day of                     , 200    .

Signature	Printed Name

Attachment 6.3

RELEASE

In exchange for certain termination payments, benefits and promises to which David R. Bucey (“Bucey”) would not otherwise be entitled, Bucey, knowingly and voluntarily releases Amedisys, Inc., its subsidiaries, affiliates or related corporations, together with its/their officers, directors, agents, employees and representatives (collectively, the “Company”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which Bucey has or ever had against the Company on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs arising out of employment or termination from employment with the Company.

Bucey acknowledges that he has had a period of twenty-one (21) days from the date of receipt of this Release to consider it, and that he has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by Bucey. Prior to the expiration of the seven-(7) day period, Bucey may revoke Bucey’s consent to this Release.

Bucey acknowledges by executing this Release that Bucey has returned to the Company all Company property in Bucey’s possession.

Bucey acknowledges that the terms of this Release and Bucey’s separation of employment are confidential and, unless otherwise required by law or for the purposes of enforcing the Release or when needed to consult with Bucey’s immediate family or tax or legal advisors, neither Bucey nor Bucey’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of the Company or its businesses or any of its affiliates.

BUCEY ACKNOWLEDGES HE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Signed:

Date: